EXHIBIT 10.23

AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

Whereas, the parties hereto desire to amend that certain Amended and Restated Executive Employment Agreement (the "Agreement") effective March 28, 1997, by and between Alexandria Real Estate Equities, Inc. ("Alexandria") and Joel S. Marcus; and

Whereas, pursuant to Section 6.4 of the Agreement, the Agreement may be modified and amended with the written agreement of Alexandria and Joel S. Marcus.

Now, therefore, effective as of January 1, 2000, the Agreement is hereby amended as follows:

Section 2 of the Agreement, "Term of Employment," is hereby deleted in its entirety and replaced with the following:

"The term (the "Term") of this Agreement shall be for a period commencing on January 1, 1997 and ending on December 31, 2003 (the "Termination Date"), unless terminated earlier pursuant to this Agreement (the "Early Termination Date"). Commencing on December 31, 2003, and on each subsequent anniversary thereof, the Term shall be automatically extended for one (1) additional year unless, no later than six (6) months before such date, either party shall have given written notice to the other that it does not wish to extend the Term of this Agreement. References herein to the Term shall refer to both the initial Term and any such extended Term."

Except as otherwise provided herein, the Agreement is ratified and affirmed.

In Witness Whereof, this Amendment is executed this 4th day of September, 2000.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By: /s/ Jerry M. Sudarsky __

Jerry M. Sudarsky, Chairman of the Board

JOEL S. MARCUS

/s/ Joel S. Marcus________________